Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 12, 2015
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 3rd QUARTER 2015 RESULTS

Highlights

•	Net income for the three months ended September 30, 2015 totaled $330,000 and increased $44,000, or 15.4%, compared to net income of $286,000 for the three months ended September 30, 2014.

•	Net income for the nine months ended September 30, 2015 totaled $1.0 million and increased $878,000, or 516.5%, compared to net income of $170,000 for the nine months ended September 30, 2014.

•

The overall level of net charge-offs/recoveries remains favorable.  Net charge-offs for the quarter ended September 30, 2015 were $8,000, or less than 1 basis point of average loans.  For the nine months ended September 30, 2015, the Company is in a net recovery position as net recoveries totaled $6,000.

•

The ratio of ALLL to nonperforming loans improved to 437.1% at September 30, 2015, compared to 408.0% at December 31, 2014.  Nonperforming loans to total loans improved to 0.51% at September 30, 2015 compared to 0.59% at December 31, 2014.

Worthington, Ohio – November  12, 2015 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended September 30, 2015 totaled $330,000 and increased $44,000, or 15.4%, compared to net income of $286,000 for the three months ended September 30, 2014.  The increase in net income was due to a $17,000 increase in net interest income, a $25,000 decrease in provision expense, and a $124,000 decrease in noninterest expense, partially offset by $122,000 decrease in noninterest income.

Net income attributable to common stockholders for the three months ended September 30, 2015, totaled $116,000, or $0.01 per diluted common share, and increased $4,000, or 3.6%, compared to net income attributable to common stockholders of $112,000, or $0.01 per diluted common share, for the three months ended September 30, 2014.  For the three months ended September 30, 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000 compared to $174,000 for the three months ended September 30, 2014.

Net income for the nine months ended September 30, 2015 totaled $1.0 million and increased $878,000, or 516.5%, compared to net income of $170,000 for the nine months ended September 30, 2014, primarily due to a $1.1 million increase in net interest income, a $94,000 increase in noninterest income, partially offset by a $324,000 increase in noninterest expense.

Net income attributable to common stockholders for the nine months ended September 30, 2015, totaled $405,000, or $0.03 per diluted common share, and increased $468,000 compared to a net loss attributable to common stockholders of $63,000, or $0.00 per diluted common share, for the nine months ended September 30, 2014.  For the nine months ended September 30, 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $643,000 compared to $233,000 at September 30, 2014; the 2014 amount was lower due to the pro-rated dividend as a result of the timing of the private placement of Series B Preferred Stock that commenced during the second quarter of the prior year.

Timothy T. O’Dell, CEO, commented, “The third quarter of 2015 marks our sixth consecutive profitable quarter. We continue to focus on improving our operating and earnings performance, as well as making strategic investments in talent and infrastructure to position the Company for success in 2016 and beyond”.

Overview of Results

Net interest income.  Net interest income totaled $2.5 million for the quarter ended September 30, 2015 and increased $17,000, or 0.7%, compared to $2.4 million for the quarter ended September 30, 2014.  The increase in net interest income was primarily due to a $220,000, or 7.5%, increase in interest income, partially offset by a $203,000, or 42.1%, increase in interest expense.  The increase in interest income was primarily attributed to a $30.1 million, or 10.7%, increase in average interest-earning assets outstanding, partially offset by a 12bps decrease in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $32.8 million, or 14.1%, increase in average interest-bearing liabilities outstanding and a 20bps increase in the average cost of funds on interest bearing liabilities.  As a result, the net interest margin of 3.17% for the quarter ended September 30, 2015 decreased 32bps compared to the net interest margin of 3.49% for the quarter ended September 30, 2014.

Net interest income totaled $7.3 million for the nine months ended September 30, 2015 and increased $1.1 million, or 17.7%, compared to $6.2 million for the nine months ended September 30, 2014.  The increase in net interest income was primarily due to a $1.7 million, or 22.0%, increase in interest income, offset by a $565,000, or 41.6%, increase in interest expense.  The increase in interest income was primarily attributed to a $47.4 million, or 18.6%, increase in average interest-earning assets outstanding, a 12bps increase in average yield on interest-earning assets and improved mix of earning assets.  The increase in interest expense was attributed to a $44.9 million, or 21.0%, increase in average interest-bearing liabilities outstanding and a 14bps increase in the average cost of funds on interest bearing liabilities.  As a result, the net interest margin of 3.24% for the nine months ended September 30, 2015 decreased 2bps compared to the net interest margin of 3.26% for the nine months ended September 30, 2014.

Robert E. Hoeweler, Chairman of the Board, added “We are pleased with our September 2015 year-to-date earnings performance compared to the same period for the prior year.  We have made investments in strengthening our processes and procedures to support our prudent growth objectives”.

Provision for loan losses.  The provision for loan losses totaled $50,000 for the quarter ended September 30, 2015 and decreased $25,000, or 33.3%, compared to $75,000 for the quarter ended September 30, 2014.  The decrease in the provision for loan losses for the quarter ended September 30, 2015 was primarily due to a continued decrease in historical loss rates, lower loan growth, minimal charge-offs for the quarter and continually improving coverage ratios.  Net charge-offs for the quarter ended September 30, 2015 totaled $8,000 compared to net recoveries of $310,000 for the quarter ended September 30, 2014; the variance of $318,000 is due to a large commercial real estate loan recovery in the third quarter of 2014.  The ratio of the ALLL to nonperforming loans improved to 437.1% as of September 30, 2015.

The provision for loan losses totaled $200,000 for the nine months ended September 30, 2015 and decreased $3,000, or 1.5%, compared to $203,000 for the nine months ended September 30, 2014.  The decrease in the provision for loan losses for the nine months ended September 30, 2015 was primarily due to improved credit quality, a continued decrease in historical loss rates, net recoveries and improving coverage ratios.  Net recoveries for the nine months ended September 30, 2015 totaled $6,000 and decreased $318,000 compared to net recoveries of $324,000 for the nine months ended September 30, 2014; the variance is due to a large commercial real estate loan recovery in the third quarter of 2014.

Noninterest income.  Noninterest income for the quarter ended September 30, 2015 totaled $324,000 and decreased $122,000, or 27.4%, compared to $446,000 for the quarter ended September 30, 2014. The decrease was primarily due to a $143,000 decrease in net gains on sales of loans, partially offset by a $28,000 increase in service charges on deposit accounts.  The decrease in the net gains on sales of loans was primarily due to lower sales activity.  The increase in service charges on deposit accounts was related to increased deposit growth and account relationships.

Noninterest income for the nine months ended September 30, 2015 totaled $1.1 million and increased $94,000, or 9.0%, compared to $1.0 million for the nine months ended September 30, 2014. The increase was primarily due to a $53,000 increase in other noninterest income and a $51,000 increase in service charges on deposit accounts.  The increase in service charges was related to increased deposit growth and account relationships.  The increase in other noninterest income is primarily due to increased sales activity related to the Company’s joint ventures, as further discussed in Note 22 to the Company’s 2014 Audited Financial Statements.

Noninterest expense.  Noninterest expense decreased $124,000, or 4.9%, and totaled $2.4 million for the quarter ended September 30, 2015, compared to $2.5 million for the quarter ended September 30, 2014. The decrease in noninterest expense during the three months ended September, 30 2015 was primarily due to a $149,000 decrease in foreclosed asset related expenses, a $87,000 decrease in professional fees, partially offset by a $98,000 increase in loan expenses.  Foreclosed asset related expenses decreased primarily due to elevated levels of maintenance and light rehabilitation work performed during the third quarter of 2014 in order to improve occupancy levels.  The decrease in professional fees was due to lower legal expenses incurred, and less reliance on consulting services in the third quarter of 2015 since various projects had been completed.  The increase in loan expense was primarily due to increased expenses incurred to obtain updated appraisals on certain loans coupled with other related loan costs incurred during the third quarter 2015.

Noninterest expense increased $324,000, or 4.7%, and totaled $7.2 million for the nine months ended September 30, 2015, compared to $6.9 million for the nine months ended September 30, 2014. The increase in noninterest expense during the nine months ended September 30, 2015 was primarily due to a $273,000 increase in salaries and employee benefits, and a $132,000 increase in data processing expenses, and a $126,000 increase in loan expense, partially offset by a $195,000 decrease in professional fees.  Salaries and benefit expenses increased primarily due to an increase in personnel in the credit administration, operations, and treasury management areas.  The increase in data processing expenses was driven by expanded information technology services associated with the Company’s growth and expansion, along with investments in our infrastructure.  The increase in loan expense was primarily due to increased expenses incurred to obtain updated appraisals on certain loans coupled with other related loan costs incurred during the third quarter 2015.

Balance Sheet Activity

General.  Assets totaled $331.4 million at September 30, 2015 and increased $15.9 million, or 5.0%, from $315.6 million at December 31, 2014.  The increase was primarily due to a $26.3 million increase in net loan balances, partially offset by a $8.1 million decrease in cash and cash equivalents and a $2.8 million decrease in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $20.1 million at September 30, 2015 and decreased $8.1 million, or 28.7%, from $28.2 million at December 31, 2014.  The decrease was primarily due to funding loan growth.

Securities.  Securities available for sale totaled $11.6 million at September 30, 2015 and increased $1.1 million, or 10.8%, compared to $10.4 million at December 31, 2014.  The increase was due to $4.5 million in purchases, offset by maturities, repayments and an early redemption of a $885,000 municipal security.

Loans.    Net loans totaled $283.4 million at September 30, 2015 and increased $26.3 million, or 10.2%, from $257.1 million at December 31, 2014.  The increase was primarily due to a $21.5 million increase in single-family residential loan balances, a $4.2 million increase in home equity lines of credit, a $1.9 million increase in construction loan balances, and a $1.8 million increase in multi-family loan balances, partially offset by a $3.0 million decrease in commercial loans balances.  The increase in single-family residential loan balances was primarily attributed to an increase in balances associated with our Northpointe mortgage program.  The increase in home equity lines of credit, construction loans and multi-family loans was due to increased sales activity, coupled with draws on existing lines or construction loans.  The decline in commercial loan balances was due to loan repayments.

Allowance for loan losses (ALLL).    The ALLL totaled $6.5 million at September 30, 2015 and increased $206,000, or 3.3%, from $6.3 million at December 31, 2014.  The increase in the ALLL was primarily due to an increase in overall loan balances and net recoveries during the nine months ended September 30, 2015, which was partially offset by continued improvement in credit quality. The ratio of the ALLL to total loans was 2.25% at September 30, 2015 compared to 2.39% at December 31, 2014.  In addition, the ratio of the ALLL to nonperforming loans was 437.1% at September 30, 2015, compared to 408.0% at December 31, 2014.

Foreclosed assets.  Foreclosed assets totaled $1.6 million at September 30, 2015, and remained constant compared to $1.6 million at December 31, 2014.  Foreclosed assets at September 30, 2015 and December 31, 2014 consisted of one multi-family property in Mansfield, Ohio.  The level of foreclosed assets and charges to foreclosed assets expense may increase in the future as we increase our workout efforts related to foreclosed assets, nonperforming loans and other loans with credit issues.

Deposits.  Deposits totaled $273.8 million at September 30, 2015 and increased $15.5 million, or 6.0%, from $258.3 million at December 31, 2014.  The increase was primarily attributed to a $20.4 million increase in money market account balances, a $3.5 million increase in certificates of deposits, offset by a $8.3 million decrease in checking account balances and a $185,000 decrease in savings account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.  The increase in core deposits was partially offset by a decrease in brokered and listing service deposits.

Stockholders’ equity.    Stockholders’ equity totaled $35.1 million at September 30, 2015, an increase of $616,000, or 1.8%, from $34.5 million at December 31, 2014.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividend paid on the Company’s Series B Preferred Stock for the three and nine months ended September 30, 2015.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions and/or economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, commitments or requirements to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;

•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2015	2014	% change	2015	2014	% change

Total interest income	$3,139	$2,919	8%	$9,270	$7,600	22%
Total interest expense	685	482	42%	1,924	1,359	42%
Net interest income	2,454	2,437	1%	7,346	6,241	18%

Provision for loan losses	50	75	-33%	200	203	-1%
Net interest income after provision for loan losses	2,404	2,362	2%	7,146	6,038	18%

Noninterest income
Service charges on deposit accounts	127	99	28%	359	308	17%
Net gain on sales of loans	64	207	-69%	357	356	0%
Net gain on sale of securities	-	-	n/m	(12)	-	n/m
Other	133	140	-5%	439	385	14%
Noninterest income	324	446	-27%	1,143	1,049	9%

Noninterest expense
Salaries and employee benefits	1,167	1,177	-1%	3,604	3,331	8%
Occupancy and equipment	129	138	-7%	402	431	-7%
Data processing	269	223	21%	786	654	20%
Franchise and other taxes	79	51	55%	240	150	60%
Professional fees	230	317	-27%	676	871	-22%
Director fees	33	39	-15%	99	64	55%
Postage, printing and supplies	41	49	-16%	171	190	-10%
Advertising and promotion	35	36	-3%	125	40	213%
Telephone	30	31	-3%	86	83	4%
Loan expenses	110	12	817%	153	27	467%
Foreclosed assets, net	18	167	-89%	92	248	-63%
Depreciation	53	57	-7%	157	179	-12%
FDIC premiums	106	105	1%	313	269	16%
Regulatory assessment	30	42	-29%	128	120	7%
Other insurance	30	30	0%	91	99	-8%
Other	38	48	-21%	118	161	-27%
Noninterest expense	2,398	2,522	-5%	7,241	6,917	5%

Income (loss) before income taxes	330	286	15%	1,048	170	516%
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net Income (loss)	$330	$286	15%	$1,048	$170	516%
Dividends on Series B preferred stock and accretion of discount	(214)	(174)	n/m	(643)	(233)	n/m
Earnings (loss) attributable to common stockholders	$116	$112	4%	$405	$(63)	n/m

Share Data
Basic earnings (loss) per common share	$0.01	$0.01		$0.03	$0.00
Diluted earnings (loss) per common share	$0.01	$0.01		$0.03	$0.00

Average common shares outstanding - basic	15,823,710	15,823,710		15,823,710	15,823,710
Average common shares outstanding - diluted	15,832,106	15,831,154		15,833,151	15,823,710

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2015	2015	2015	2014	2014
Assets
Cash and cash equivalents	$20,101	$28,293	$23,894	$28,207	$30,184
Interest-bearing deposits in other financial institutions	494	494	494	494	742
Securities available for sale	11,573	9,135	9,385	10,445	8,143
Loans held for sale	673	1,992	2,412	3,505	5,861
Loans	289,956	290,640	272,701	263,401	254,424
Less allowance for loan losses	(6,522)	(6,480)	(6,442)	(6,316)	(6,256)
Loans, net	283,434	284,160	266,259	257,085	248,168
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,636
Premises and equipment, net	3,657	3,691	3,731	3,775	3,823
Bank owned life insurance	4,763	4,730	4,697	4,665	4,633
Accrued interest receivable and other assets	3,169	3,240	3,472	3,834	2,498
Total assets	$331,442	$339,313	$317,922	$315,588	$307,630

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$29,664	$31,549	$28,310	$37,035	$33,012
Interest bearing	244,150	250,500	232,428	221,280	217,951
Total deposits	273,814	282,049	260,738	258,315	250,963
Short-term Federal Home Loan Bank advances
FHLB advances	14,500	14,500	14,500	14,500	14,500
Other secured borrowings	-	-	-	-	-
Advances by borrowers for taxes and insurance	311	280	301	401	212
Accrued interest payable and other liabilities	2,537	2,383	2,574	2,708	2,443
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	296,317	304,367	283,268	281,079	273,273

Stockholders' equity	35,125	34,946	34,654	34,509	34,357
Total liabilities and stockholders' equity	$331,442	$339,313	$317,922	$315,588	$307,630

Consolidated Financial Highlights

	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2015	2015	2015	2014	2014	2015	2014

Earnings (loss)
Net interest income	$2,454	$2,456	$2,436	$2,481	$2,437	$7,346	$6,241
Provision for loan losses	$50	$75	$75	$75	$75	$200	$203
Noninterest income	$324	$464	$355	$443	$446	$1,143	$1,049
Noninterest expense	$2,398	$2,378	$2,465	$2,540	$2,522	$7,241	$6,917
Net Income (loss)	$330	$467	$251	$309	$286	$1,048	$170
Dividends on Series B preferred stock and accretion of discount	$(214)	$(215)	$(214)	$(188)	$(174)	$(643)	(233)
Earnings (loss) available to common stockholders	$116	$252	$37	$121	$112	$405	$(63)
Basic earnings (loss) per common share	$0.01	$0.02	$0.00	$0.01	$0.01	$0.03	$0.00
Diluted earnings (loss) per common share	$0.01	$0.02	$0.00	$0.01	$0.01	$0.03	$0.00

Performance Ratios (annualized)
Return on average assets	0.40%	0.57%	0.32%	0.40%	0.38%	0.43%	0.08%
Return on average equity	3.77%	5.37%	2.90%	3.59%	3.51%	4.02%	0.85%
Average yield on interest-earning assets	4.06%	4.08%	4.13%	4.18%	4.18%	4.09%	3.97%
Average rate paid on interest-bearing liabilities	1.03%	1.01%	0.94%	0.89%	0.83%	0.99%	0.85%
Average interest rate spread	3.03%	3.07%	3.19%	3.29%	3.35%	3.10%	3.12%
Net interest margin, fully taxable equivalent	3.17%	3.22%	3.33%	3.44%	3.49%	3.24%	3.26%
Efficiency ratio	86.32%	81.44%	87.94%	86.87%	87.48%	85.18%	94.88%
Noninterest expense to average assets	2.87%	2.89%	3.13%	3.26%	3.34%	2.96%	3.33%

Capital
Core capital ratio (1)	10.82%	10.85%	11.17%	11.03%	11.14%	10.82%	11.14%
Total risk-based capital ratio (1)	13.77%	13.14%	13.49%	14.18%	14.33%	13.77%	14.33%
Tier 1 risk-based capital ratio (1)	12.50%	11.88%	12.23%	12.92%	13.07%	12.50%	13.07%
Common equity tier 1 capital to risk weighted assets (1)	12.50%	11.88%	12.23%	N/A	N/A	12.50%	N/A
Equity to total assets at end of period	10.60%	10.30%	10.90%	10.93%	11.17%	10.60%	11.17%

Book value per common share	$1.46	$1.45	$1.43	$1.42	$1.41	$1.46	$1.41
Tangible book value per common share	$1.46	$1.45	$1.43	$1.42	$1.41	$1.46	$1.41
Period-end market value per common share	$1.34	$1.31	$1.40	$1.22	$1.33	$1.34	$1.33
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average diluted common shares outstanding	15,832,106	15,836,192	15,831,154	15,831,154	15,831,154	15,833,151	15,823,710

Asset Quality
Nonperforming loans	$1,492	$1,538	$2,007	$1,548	$3,733	$1,492	$3,733
Nonperforming loans to total loans	0.51%	0.53%	0.74%	0.59%	1.47%	0.51%	1.47%
Nonperforming assets to total assets	0.94%	0.94%	1.15%	1.01%	1.75%	0.94%	1.75%
Allowance for loan losses to total loans	2.25%	2.23%	2.36%	2.39%	2.46%	2.25%	2.46%
Allowance for loan losses to nonperforming loans	437.13%	421.33%	320.98%	408.01%	167.59%	437.13%	167.59%
Net charge-offs (recoveries)	$8	$37	$(51)	$15	$(310)	$(6)	$(324)
Annualized net charge-offs (recoveries) to average loans	0.01%	0.05%	(0.08%)	0.02%	(0.47%)	(0.00%)	(0.14%)

Average Balances
Loans	$280,710	$276,731	$262,753	$251,369	$254,699	$273,382	$230,838
Assets	$334,067	$329,230	$315,345	$311,491	$302,367	$326,214	$277,138
Stockholders' equity	$35,018	$34,781	$34,586	$34,465	$32,620	$34,795	$26,786

(1) Regulatory capital ratios of CFBank